Exhibit 10.6

WAIVER AND AGREEMENT

THIS WAIVER AND AGREEMENT (“Waiver”) is dated effective December 14, 2007, by and between WB QT, LLC, a Delaware limited liability company (“Lender”) and Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Borrower”).

RECITALS:

A. Lender and Borrower are parties to that certain Credit Agreement, dated January 31, 2007, as amended by that certain First Amendment to Credit Agreement, dated September 13, 2007 (“Credit Agreement”).

B. Pursuant to the Credit Agreement, Borrower executed that certain Term Note, dated January 31, 2007, in the original principal amount of Ten Million Dollars ($10,000,000) (“Term Note”).

C. Pursuant to the Credit Agreement, Borrower executed that certain Revolving Credit Note, dated January 31, 2007, in the original principal amount of Twenty Million Six Hundred Thirty-Seven Thousand Five Hundred Dollars ($20,637,500) (“Revolving Credit Note”).

D. The Credit Agreement, Term Note, Revolving Credit Note and all other loan documents executed in connection with the Credit Agreement are hereafter referred to as the “Loan Documents”.

E. Lender and Borrower acknowledge that Borrower has failed to make the principal payments due under Section 2.3(b)(i) of the Credit Agreement on August 1, 2007, September 1, 2007, October 1, 2007, November 1, 2007 and December 1, 2007 (“Past Principal Payment Default”).

F. Lender has agreed to waive any potential defaults pursuant to the Credit Agreement or Term Note with respect to Borrower’s failure to make the required principal payments due pursuant to Section 2.3(b)(i) of the Credit Agreement on January 1, 2008, February 1, 2008 and March 1, 2008 (“Future Principal Payment Default”).

G. As of October 31, 2007 and through November 1, 2008, Lender agrees to (i) increase the Revolving Credit Aggregate Commitment under the Credit Agreement to Twenty Three Million Six Hundred Thirty Seven Thousand Five Hundred ($23,637,500) Dollars (“Adjusted Revolving Credit Aggregate Commitment”) and (ii) waive any default (“Over Formula Default”) which has occurred or may occur due to Borrower receiving Revolving Credit Advances in excess of the Borrowing Base, so long as the amount of such overage is the lesser of: (i) Seven Million Dollars ($7,000,000); or (ii) the Adjusted Revolving Credit Aggregate Commitment less the Borrowing Base (“Over Formula Amount”). Lender further agrees to advance funds under the Revolving Credit Note up to the sum of: (i) the Borrowing Base; and (ii) the Over Formula Amount.

H. The Past Principal Payment Default, Future Principal Payment Default and Over Formula Default shall collectively be referred to as the “Defaults”.

I. Lender and Borrower agree to execute a formal amendment to the Loan Documents as detailed herein or as otherwise reasonably needed to effectuate the terms of this Waiver.

AGREEMENT

Lender and Borrower, in consideration of the recitals and other good and valuable consideration, agree as follows:

1. Lender hereby waives the Defaults.

2. Lender and Borrower agree that they will promptly execute amendments to the applicable Loan Documents (“Loan Document Amendments”) for the following:

A. The Revolving Credit Aggregate Commitment shall be increased to Twenty Three Million Six Hundred Thirty Seven Thousand Five Hundred Dollars ($23,657,50), subject to reduction or termination under Section 2.11 or 7.2 of the Credit Agreement.

B. The Over Formula Amount will bear interest at the rate of eighteen percent (18%) per annum. Any payment made by Borrower under the Revolving Credit Note shall be first applied to the Over Formula Amount, if applicable.

C. The Lender shall be entitled to exchange an amount equal to the Over Formula Amount of debt under the Revolving Credit Note for shares of common stock of Borrower, at an exchange price equal to $1.50 through January 31, 2010.

D. The next principal payment due under the Term Note shall be payable on March 15, 2008, and shall include all amounts that would otherwise have been payable except for this waiver. The Lender has the right but not the obligation to delay receipt of the amortization payment for up to 6 additional 1 month periods, and shall give the Borrower 5 days notice if it chooses to do so, at which time the amortization payment that otherwise would have been due will accrue and become due on the next payment date. Borrower retains right to pay in cash or stock, but in the event of stock, the exchange price will be set equal to the lower of $1.50 or VWAP for the 20 days prior to the exchange.

E. The applicable interest rate under the Term Note shall increase one percent (1%) per month starting January 1, 2008, to a maximum of eighteen percent (18%) per annum.

3. Lender, for itself and its affiliates, and Borrower further agree to promptly amend that certain Convertible Senior Subordinated Note Purchase Agreement, as amended (“Note Purchase Agreement”) and each of the Promissory Notes issued thereunder, as amended (“Convertible Notes”) to the extent necessary so that the execution of this Waiver and the Loan Document Amendments will not result in a default under the Note Purchase Agreement and/or the Convertible Notes. Lender represents and warrants that it has the authority to bind its affiliates to the terms of this Section 3.

4. Lender and Borrower acknowledge and agree that the Loan Document Amendments and the amendments to the Note Purchase Agreement and Convertible Notes, if any, shall be effective upon execution of this Agreement. Notwithstanding the forgoing, the Lender and Borrower agree to promptly execute a formal amendment to the Loan Documents, Note Purchase Agreement and Convertible Notes consistent with the terms hereof.

5. This Waiver may be executed in counterparts which, taken together, shall constitute a complete original of this Waiver.

6. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

7. The Recitals are true and correct and incorporated into the Agreement as if fully set forth therein.

8. This Waiver and Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including the Waiver, dated December 12, 2007, executed by the Lender and Borrower) and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, Lender and Borrower have executed this Waiver as of the date first above written.

LENDER:

WB QT, LLC, a Delaware limited liability company

By:	/s/ Andrew Redleaf
Its:	Managing Member of the General Partner

BORROWER:

Quantum Fuel Systems Technologies Worldwide, Inc.,
a Delaware corporation

By:	/s/ Brian Olson
Its:	CFO

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